WRITTEN STATEMENT OF THE CHIEF EXECUTIVE OFFICER
AND THE CHIEF FINANCIAL OFFICER
PURSUANT TO 18 U.S.C. §1350

            Solely for the purposes of complying with 18 U.S.C. §1350, we, the undersigned Chief Executive Officer and the Chief Financial Officer, respectively, of PlanVista Corporation (the “Company”), hereby individually certify, based on our respective knowledge, that the Quarterly Report on Form 10-Q of the Company for the quarterly period ended June 30, 2002 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 12, 2002	/s/ Phillip S. Dingle

Phillip S. Dingle Chairman and Chief Executive Officer

Date: August 12, 2002	/s/ Donald W. Schmeling

Donald W. Schmeling Chief Financial Officer